Exhibit 10.28

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) between Metro One Telecommunications, Inc., an Oregon corporation (the “Company”), and Timothy A. Timmins (“Timmins”) is dated and is entered into as of January 1, 2003.

RECITALS

A.                                   The parties acknowledge that Timmins’ abilities and services are unique and essential to the prospects of the Company; and

B.                                     In light of the foregoing, the Company desires to continue to employ Timmins as its President and Chief Executive Officer and to have him continue to serve on the Company’s Board of Directors, and Timmins desires to accept such continued employment.

AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Employment. The Company hereby employs Timmins and Timmins hereby accepts employment by the Company as President and Chief Executive Officer and agrees to serve on the Company’s Board of Directors.  Under the direction of the Board of Directors of the Company and subject to the terms and conditions of the Bylaws of the Company and this Agreement, Timmins shall have management responsibility for and control of the operations of the business of the Company, shall see that all orders and resolutions of the Board of Directors of the Company are carried into effect, and shall perform all such other duties and exercise all such other powers as are usually incident and pertain to the Chief Executive Officer of a corporation.  He may, from time to time, delegate to any other officer or officers any of his duties or powers.  Timmins shall report regularly to the Board of Directors of the Company all matters that should, in his opinion, be brought to the Board’s attention, and shall provide the Board of Directors with such information and reports as may be requested from time to time.  Timmins shall not authorize or take, without the prior approval of the Board of Directors, any action that is reserved to the Board of Directors under the Bylaws of the Company and shall not authorize or take any action that is contrary to any directive or resolution of the Board of Directors, provided in all cases that Timmins has actual knowledge of such directives or resolutions.

2.                                      Attention and Effort. Timmins shall devote substantially all of his working time and attention to the business and affairs of the Company, subject to the provisions of Section 8.1 of this Agreement, and shall perform his duties to the best of his ability and in the best interest of the Company.

3.                                      Term. Unless otherwise terminated as provided in Section 5 of this Agreement, Timmins’ term of employment under this Agreement shall be for a period of two years beginning January 1, 2003 and ending on December 31, 2004.

4.                                      Compensation.

4.1                               Base Salary.  Timmins’ compensation shall consist of an annual salary of One Hundred Eighty Thousand Dollars ($180,000) before all customary withholding of income and employment taxes (“Base Salary”).  The Base Salary shall be paid in substantially equal installments in accordance with the normal payroll practices of the Company.

4.2                               Bonus.  The Board of Directors, or its designated subcommittee, may elect to pay Timmins a bonus or bonuses at any time, it its sole discretion and based upon whatever factors it deems appropriate.

4.3                               Stock Option. In addition to the payment of any compensation due to Timmins under Sections 4.1 and 4.2 of this Agreement, the Company will cause Timmins to be granted a stock option to purchase 50,000 shares of common stock of the Company, exercisable at $5.10 per share (the closing price on February 10, 2003) (the “Stock Option”).  To the maximum extent possible, the Stock Option shall be a “incentive stock option” as provided in Section 422 of the Internal Revenue Code and issued pursuant to the terms of the Company’s 1994 Stock Incentive Plan and shall be vested in Timmins ratably on a quarterly basis over a period not to exceed four years from the grant date.

Upon occurrence of a fifty percent (50%) or more change in the ownership of the Company, either by the issuance of the Company’s capital stock, a merger of the Company with or into another entity, or a sale of all or substantially all of the Company’s assets, the vesting of the Stock Option will be accelerated and the total number of shares subject to the Stock Option will be vested in Timmins on the date of such change in ownership.

If Timmins’ employment with the Company is terminated for any reason, Timmins shall have ninty (90) days from the Date of Termination (as defined in Section 7.5 hereof) with which to exercise the vested portion of his Stock Option to purchase that number of shares to which he is entitled as of the Date of Termination.

4.4                             Benefits.  In addition to Sections 4.1, 4.2 and 4.3 hereof, Timmins shall be entitled to participate in any employee benefit plans or programs that the Company provides for its employees to the extent he meets the eligibility requirements for any such plan or program. In addition, Timmins shall be entitled to paid vacation annually and to paid holidays as provided by Company policy.

5.                                    Early Termination.  Timmins’ employment with the Company will be terminated prior to the period set forth in Section 3 hereof, or any extensions or renewals thereof, upon the occurrence of any of the following events:

5.1                               The death of Timmins;

5.2                               The termination of employment by the Company for Cause, as defined in Section 7.2 hereof;

5.3                               The termination of employment by the Company other than for Cause;

5.4                               The termination of employment by the Company due to Disability, as defined in Section 7.1 hereof;

5.5                               The termination of employment by Timmins for Good Reason, as defined in Section 7.3 hereof; or

5.6                               The termination of employment by Timmins other than for Good Reason, as defined in Section 7.3 hereof.

6.                                      Obligation Upon Termination.

6.1                               If Timmins’ employment with the Company is terminated by the Company other than for Cause, or by Timmins for Good Reason, the Company shall be obligated to continue to pay to Timmins his Base Salary then in effect for a period of one year in accordance with the normal payroll practices of the Company and to pay any bonus that has been awarded to Timmins but is unpaid at the Date of Termination and any additional discretionary bonus that the Board of Directors elects to pay Timmins pursuant to Section 4.2 hereof, and Timmins shall not be bound by the restrictions set forth in Sections 8.1 and 8.2 hereof.

6.2                               If Timmins’ employment with the Company is terminated due to Disability, the Company shall be obligated to continue to pay to Timmins (i) his Base Salary then in effect for a period of one hundred eighty (180) days, reduced by the amount of any payments during that one hundred eighty (180) days to Timmins under any disability insurance policy or policies the Company may obtain, and (ii) any bonus that has been awarded to Timmins but is unpaid at the Date of Termination and any additional discretionary bonus that the Board of Directors elects to pay Timmins pursuant to Section 4.2 hereof.

6.3                               If Timmins’ employment with the Company is terminated due to Timmins’ death, the Company shall be obligated to continue to pay to Timmins’ estate: (i) his Base Salary then in effect for a period of one year following Timmins’ death, and (ii) any bonus that has been awarded to Timmins but is unpaid at the Date of Termination and any additional discretionary bonus that the Board of Directors elects to pay Timmins pursuant to Section 4.2 hereof.  The Company may purchase a life insurance policy or policies covering the term of Timmins’ employment under this Agreement and its obligations thereunder in the event of Timmins’ death.

6.4                               If Timmins’ employment by the Company is terminated by Timmins other than for Good Reason or by the Company for Cause, Timmins shall be paid his Base Salary then in effect for a period of six months following the Date of Termination in accordance with the normal payroll practices of the Company and Timmins shall be bound by the restrictions set forth in Sections 8.1 and 8.2 hereof for a period of one year following the Date of Termination.  If

Timmins’ employment is terminated under this Section 6.4, Timmins shall not be entitled to any bonus in respect of the fiscal year of the Company in which the Date of Termination occurs.

6.5                               Retirement - Not Applicable.

6.6                             No Excess Parachute.  Notwithstanding anything in this Agreement to the contrary, Timmins will not be entitled to any payment pursuant to this Agreement to the extent that such payment, in addition to any other payments or benefits to which Timmins may be entitled, results in an “excess parachute payment” within the meaning of Section 280G(b) (1) of the Internal Revenue Code of 1986, as amended (the “Code”).  The determination required pursuant to this Section 6.6 shall be made after reasonable consultation with both the Company and Timmins by a national accounting firm, selected by the Company and agreeable to Timmins, and shall be binding and conclusive on the Company and Timmins.

7.                                      Definitions.

7.1                             Disability. Termination by the Company of Timmins’ employment based on “Disability” shall mean termination because of Timmins’ absence from his duties with the Company on a full-time basis for one hundred fifty (150) consecutive days, as a result of his incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as defined in Section 7.4) is given following such absence Timmins shall have returned to the full-time performance of his duties.

7.2                               Cause.

(a) Termination by the Company of Timmins’ employment for “Cause” shall mean termination upon (i) material breach by Timmins of his duties or obligations hereunder, which breach is not cured within fifteen (15) business days following receipt of the notice set forth in Section 7.2(b) hereof; (ii) the willful engaging by Timmins in conduct materially injurious to the Company, monetarily or otherwise; (iii) acts of fraud, theft or illegal acts, whether or not related to Timmins’ employment hereunder; or (iv) the refusal of Timmins to follow lawful instructions of the Board of Directors, which do not violate the provisions of this Agreement, where such refusal is not cured within fifteen (15) business days following Timmins’ receipt of the notice set forth in Section 7.2(b) hereof.  For purposes of this Section 7.2, no act, or failure to act, on Timmins’ part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Timmins in good faith and in the best interests of the Company.

(b) Notwithstanding Section 7.2(a) hereof, Timmins shall not be terminated for Cause unless and until such termination is ordered by the Company’s Board of the Directors at a special meeting held not less than fifteen (15) business days following the delivery to Timmins of a notice from the Company, or any two of its directors, setting forth (i) the date, time and place of the Board of Directors meeting, (ii) the proposed termination of Timmins for

Cause, (iii) specification of the clause of Section 7.2(a) under which termination is proposed to be effected, (iv) specification of the facts proposed as the basis for such termination, and (v) if termination is proposed to be effected pursuant to Section 7.2(a)(i) or (a)(iv), a statement of Timmins’ right to cure any basis for the termination prior to the date of the meeting. Timmins shall be entitled to attend and participate in the Board of Directors meeting and neither the Board (or any member of the Board) nor Timmins may have counsel present. If the Board orders Timmins’ termination at the meeting, the Date of Termination shall be the date of the meeting if termination is effected pursuant to Section 7.2(a)(ii) or (a)(iii) or five business days following the meeting if termination is effected pursuant to Section 7.2(a)(i) or (a) iv).

7.3                               Good Reason.                         Termination by Timmins of his employment for “Good Reason” shall mean termination based on:

(a)                                  (i) the assignment to him of any duties inconsistent with his position, duties, responsibilities and status with the Company on the date hereof, (ii) a change in his position or title, or a diminution of his responsibilities, or any removal of Timmins from or any failure to reappoint Timmins to any of such positions, except in connection with the termination of Timmins’ employment for Cause, Disability or death, or (iii) any determination by the Board of Directors (in which Timmins does not acquiesce in his capacity as a director) to terminate an active business segment of the Corporation, unless the Board of Directors determines in good faith that the continuation of such business segment is not in the best interest of the Corporation;

(b)                                 the Company’s requiring Timmins to be based anywhere other than the Portland, Oregon area except for required travel on the Company’s business;

(c)                                  the Company’s breach of any of the provisions of this Agreement, which breach is not cured by the Company within fifteen (15) business days following its receipt of a notice from Timmins specifying the breach; or

(d)                                 a petition being filed by or against the Company under the federal bankruptcy laws or under any statute of any state in connection with insolvency or reorganization, or for the appointment of a receiver or trustee of all or a portion of the Company’s property, and any such petition is not denied or stayed within thirty (30) days or any receiver or trustee is not discharged or removed within thirty (30) days after the filing of such petition (in which event Timmins shall receive no salary or bonus payments beyond those paid or accrued prior to the Date of Termination and shall have no obligations to the Company hereunder from and after the Date of Termination).

7.4                             Notice of Termination.                      Any purported termination by the Company pursuant to Sections 5.2, 5.3 or 5.4 hereof or by Timmins pursuant to Sections 5.5 or 5.6 hereof shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Timmins’ employment under the provisions so indicated or the justification for the existence of

Good Reason.

7.5                             Date of Termination. “Date of Termination” shall mean (a) if Timmins’ employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Timmins shall not have returned to the performance of his duties on a full-time basis during the thirty (30)-day period described in Section 7.1), (b) if Timmins’ employment is to be terminated by the Company for Cause, the date set forth in Section 7.2(b) hereof, and (c) if Timmins’ employment is to be terminated by Timmins or by the Company for any other reason, the date specified in the Notice of Termination, which date shall be no earlier than the date on which a Notice of Termination is given, unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination.  Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination has not previously agreed to the termination, then within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrator in a proceeding as provided in Section 14 hereof.

8.                                      Noncompetition; Nonsolicitation and Confidentiality.

8.1                               Scope of Noncompetition.  Timmins agrees that he will not, during the term of his employment (or for a period of one year thereafter if his employment is terminated by the Company pursuant to Section 5.2 or by Timmins pursuant to Section 5.6), directly or indirectly, be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with in any manner any business which engages in any business activity in any location throughout the world which is in direct competition with the business conducted or intended (which intention is documented) to be conducted by the Company (provided, however, that following the Date of Termination, this Section shall be limited to any business which engages in any business activity which is then in direct competition with the business of the Company).  Timmins shall be deemed to be connected with such a business if such business is carried on by a partnership in which he is a general or limited partner or employee, a company or association of which he is a shareholder, officer or director, or a partnership, company or association of which he is an employee, member, consultant or agent. Notwithstanding the foregoing, the following shall not constitute violations of this Section 8.1: (a) ownership not exceeding five percent (5%) of the voting stock of any publicly-held corporation or limited partnership, or (b) any other activities approved by the Company’s Board of Directors.

8.2                               Scope of Nonsolicitation. Timmins shall not directly or indirectly solicit or entice any employee or consultant of the Company to cease his or her relationship with the Company or solicit, entice or in any way divert any customer or supplier of the Company to do business with any entity described herein. This Section 8.2 shall apply: (i) during the period of Timmins’ employment by the Company, and (ii) in the event of termination by the Company pursuant to Section 5.2 or by Timmins pursuant to Section 5.6, for one year following the Date of Termination.

8.3                               Equitable Relief.  Timmins acknowledges that the provisions of this Section 8 are essential to the Company, that the Company would not enter into this Agreement if it did not include this covenant not to compete and nonsolicitation covenant and that damages sustained by the Company as a result of a breach of this covenant not to compete and nonsolicitation covenant cannot be adequately remedied by damages, and Timmins agrees that the Company, in addition to any other remedy it may have under this Agreement or at law, and notwithstanding Section 14 hereof, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 8.

8.4                               Confidentiality. During the period of his employment hereunder, Timmins agrees not to directly or indirectly disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the furtherance of the business of the Company, any trade secret or proprietary or material confidential information of the Company or of any company affiliated with the Company obtained by him while in the employ of the Company; provided, however, that “Confidential Information” shall not include any information known generally to the public; for purposes of this Section 8.4, Confidential Information shall include every form in which such information shall exist, whether written, oral, film, tape, computer disk or other form of media. For the period ending two years following the Date of Termination of his employment hereunder, Timmins agrees not to disclose any Confidential Information of the type described in the preceding sentence.

9.                                      Indemnification Rights.

9.1                               Definitions.                                As used in this Section 9:

(a) The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, administrative hearing or any other proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Timmins may be or may have been involved as a party or otherwise by reason of the fact that Timmins is or was a director, officer, employee or agent of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan (its participants or beneficiaries) or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

(b) The term “Expenses” shall include, without limitation, expense of investigations, judicial or administrative proceedings or appeals, attorneys’ fees and disbursements and any expenses of establishing a right to indemnification under this Agreement, but shall not include amounts paid in settlement by Timmins or the amount of judgments or fines against Timmins.

(c) The term “Fines” shall include any excise tax assessed with respect to any employee benefit plan.

9.2                               Indemnity in Third-Party Proceedings. The Company shall indemnify Timmins in accordance with the provisions of this Section 9.2 if Timmins is a party to any Proceeding (other than a Proceeding by or in the right of the Company), against all Expenses, judgments, Fines and amounts paid in settlement actually and reasonably incurred by Timmins in connection with such Proceeding, but only if Timmins acted in good faith and in a manner which he reasonably believed to be in or at least not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.  Timmins’ conduct with respect to an empoyee benefit plan for a purpose he reasonably believed to be in the interest of the participants in and beneficiaries of the plan shall satisfy the foregoing requirement that he shall have acted in a manner “reasonably believed to be in or at least not opposed to the best interests of the Company.”

9.3                               Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Timmins in accordance with the provisions of this Section 9.3 if Timmins is a party to any Proceeding by or in the right of the Company, against all Expenses actually and reasonably incurred by Timmins in connection with the defense or settlement of such Proceeding, but only if Timmins acted in good faith and in a manner which Timmins reasonably believed to be in or at least not opposed to the best interests of the Company, except that no indemnification for Expenses shall be made under this Section 9.3 in respect of any claim, issue or matter as to which Timmins shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that any court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the relevant circumstances of the case, Timmins is fairly and reasonably entitled to indemnity.

9.4                               Indemnification of Expenses of Successful Party. Notwithstanding any other provisions of this Agreement, to the extent that Timmins has been successful, on the merits or otherwise, in defense of any Proceeding or in defense of any claim, issue or matter therein, including the dismissal of an action without prejudice, Timmins shall be indemnified against all Expenses incurred in connection therewith.

9.5                               Expenses as a Witness. Notwithstanding any other provisions of this Agreement, to the extent that Timmins appears as a witness in any proceeding or in respect of any claim, issue or matter therein, at a time when he has not been made a named defendant or respondent, Timmins shall be entitled to payment or reimbursement of all expenses  incurred by him in connection therewith.

9.6                               Additional Indemnification.

(a) Notwithstanding any limitation in Sections 9.2, 9.3 or 9.4, the Company shall indemnify Timmins to the fullest extent not prohibited by law if Timmins is a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, Fines and amounts paid in settlement actually and reasonably incurred by Timmins in connection with such Proceeding.

(b) For purposes of paragraph (a), the meaning of the phrase “to the fullest extent not prohibited by law,” shall include, but not be limited to the fullest extent permitted by the Oregon Business Corporation Act (the “Act”) or any amendments to or replacements of the Act adopted after the date of this Agreement that increase the extent to which a Company may indemnify its officers and directors. Should the Company incorporate in another state or be succeeded by a corporation of another state, the meaning of the phrase “to the fullest extent not prohibited by law” shall include, but not be limited to the fullest extent permitted by the laws of that state.

(c) In the event that a court of competent jurisdiction finds that the indemnification provided in paragraph (a) is not lawful due to its scope or otherwise, such finding shall not render such indemnification unenforceable but such court shall redefine the scope of indemnification set forth so as to render such indemnification valid and enforceable.

9.7                               Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity:

(a) for which any payment has actually been made to or on behalf of Timmins under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under such insurance or other indemnity provision;

(b) for any breach of his duty of loyalty as a director to the corporation or its shareholders;

(c) for any act or omission by Timmins not in good faith or which involves intentional misconduct or a knowing violation of law;

(d) for any unlawful distribution under the Act;

(e) for any transaction in which he derived an improper personal benefit;

(f) for an accounting of profits made from the purchase and sale by Timmins of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law;

(g) if a court having jurisdiction in the matter shall finally determine that such indemnification is not lawful under any applicable statute or public policy (and, in this respect, both the Company and Timmins have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication); or

(h) in connection with any Proceeding (or part thereof) initiated by Timmins, or any Proceeding by Timmins against the Company or its directors, officers, employees or other indemnities, unless: (i) such indemnification is expressly required to be made by law; (ii) the Proceeding was authorized by the Board of Directors of the Company; (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or (iv) the Proceeding is initiated pursuant to Section 9.11 hereof and Timmins is successful in whole or in part in such Proceeding.

9.8                               Advancement of Expenses.  The Expenses incurred by Timmins in any Proceeding shall be paid or reimbursed by the Company in advance of the final disposition of the Proceeding at the written request of Timmins, if Timmins:

(a) furnishes the Company a written affirmation of Timmins’ good faith belief that Timmins is entitled to be indemnified by the Company under this Agreement; and

(b) furnishes the Company a written undertaking to repay such advances to the extent that it is ultimately determined by a court that Timmins is not entitled to be indemnified by the Company (in which event Timmins shall repay such advances). Such advances shall be made without regard to Timmins’ ability to repay such expenses and without regard to Timmins’ ultimate entitlement to indemnification under the other provisions of this Agreement.

Notwithstanding the foregoing, no such payment or reimbursement shall be made by the Company pursuant to this Section 9.8 if prior thereto the Board of Directors requests an opinion of counsel and such counsel opines that such payment or reimbursement comes within the prohibition in Section 402 of the Sarbanes-Oxley Act of 2002.

9.9                               Notification and Defense of Claim.       Not later than thirty (30) days after receipt by Timmins of notice of the commencement of any Proceeding, Timmins will, if a claim of indemnification relating thereto is to be made against the Company under this Agreement, notify the Company in writing of the commencement thereof, and include in such written notice any documentation and information reasonably available to Timmins which is reasonably necessary to determine whether and to what extent Timmins is entitled to indemnification; provided, however, that the omission to notify the Company will not relieve the Company from any liability which it may have to Timmins otherwise than under this Agreement. With respect to any such Proceeding as to which Timmins notifies the Company of the commencement thereof:

(a) The Company will be entitled to participate therein at its own expense.

(b) Except as otherwise provided below, the Company may, at its option and jointly with any other indemnifying party similarly notified and electing to assume such defense, assume the defense thereof, with legal counsel reasonably satisfactory to Timmins. Timmins shall have the right to employ separate counsel in such Proceeding, but the Company shall not be liable to Timmins under this Agreement, including Section 9.8 hereof, for the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense, unless: (i) Timmins reasonably concludes that there may be a conflict of interest between the Company and Timmins in the conduct of the defense of such Proceeding; or (ii) the Company does not employ counsel to assume the defense of such Proceeding. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the

Company or as to which Timmins shall have made the conclusion provided for in clause (i) above.

(c) If two or more persons who may be entitled to indemnification from the Company, including Timmins, are parties to any Proceeding, the Company may require Timmins to engage the same legal counsel as the other parties. Timmins shall have the right to employ separate legal counsel in such Proceeding, but the Company shall not be liable to Timmins under this Agreement, including Section 9.8 hereof, for the fees and expenses of such counsel incurred after notice from the Company of the requirement to engage the same counsel as other parties, unless Timmins reasonably concludes that there may be a conflict of interest between Timmins and any of the other parties required by the Company to be represented by the same legal counsel.

(d) The Company shall not be liable to indemnify Timmins under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent, which shall be not unreasonably withheld. The Company shall be permitted to settle any Proceeding the defense of which it assumed, except the Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Timmins without Timmins’ written consent, which shall not be unreasonably withheld.

9.10                        Procedure Upon Application for Indemnification.  Any indemnification or reimbursement under Sections 9.2, 9.3, 9.4, 9.5, or 9.6 of this Agreement shall be made no later than thirty (30) days after receipt of the written request of Timmins for such indemnification or reimbursement and shall not require that a determination be made in accordance with the Act by the persons specified in the Act that indemnification is required under this Agreement.

9.11                        Enforcement. Any right to indemnification or advances granted by this Agreement to Timmins shall be enforceable by or on behalf of Timmins in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, by the Company or (ii) no disposition of such claim is made within sixty (60) days of a written request therefor. Timmins, in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. It shall be a defense to any such enforcement action (other than an action brought to enforce a claim for advancement of Expenses pursuant to Section 9.8 hereof if the required affirmation and undertaking have been tendered to the Company) that Timmins is not entitled to indemnification under this Agreement, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors or its shareholders) to make a determination prior to the commencement of such enforcement action that indemnification of Timmins is proper in the circumstances, nor an actual determination by the Company (including its Board of Directors or its shareholders) that such indemnification is improper shall be a defense to the action or create a presumption that Timmins is not entitled to indemnification under this Agreement or otherwise. The termination of any Proceeding by judgment, order of court, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption or be determinative that Timmins is not entitled to indemnification under this Agreement or otherwise.

9.12                        Partial Indemnification.               If Timmins is entitled under any provisions

of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, Fines and amounts paid in settlement actually and reasonably incurred by Timmins in the investigation, defense, appeal or settlement of any Proceeding, but not, however, for the total amount thereof, the Company shall indemnify Timmins for the portion of such Expenses, judgments, Fines and amounts paid in settlement to which Timmins is entitled.

9.13                        Non-Exclusivity and Continuity of Rights.  The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which Timmins may be entitled under the Articles of Incorporation of the Company, the Bylaws, any other agreement, any vote of shareholders or directors, the Act, or otherwise, both as to action in Timmins’ official capacity and as to action in another capacity while holding such offices. The indemnification under this Agreement shall continue as to Timmins even though Timmins ceases to be a director or officer and shall inure to the benefit of the estate, heirs and personal representatives of Timmins.

9.14                        Liability Insurance.  The Company shall purchase and maintain in effect a Director and Officer Liability Insurance Policy insuring Timmins against liability asserted against or incurred by him as a director or officer of the Company or any of its subsidiaries or affiliates, with such terms of coverage and for such amounts as are reasonably satisfactory to the Board of Directors.

10.                               Notice. Every notice required by the terms of this Agreement shall be given in writing by serving the same upon the party to whom it was addressed personally or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter by designated by notice given in compliance with the terms hereof:

If to Timmins:	Mr. Timothy A. Timmins
14355 SW McFarland Boulevard
Tigard, Oregon 97224

If to the Company:	Mr. William D. Rutherford
Chairman of the Board
Metro One Telecommunications, Inc.
11200 Murray Scholls Place
Beaverton, Oregon 97007

Notices given by mail shall be deemed delivered upon deposit in the United States mail as set forth above.

11.                               Insurance. The Company may, at its election and for its benefit, insure Timmins against accidental loss or death, and Timmins shall submit to such physical examination and supply such information as may be required in connection therewith.

12.                               Assignment. Timmins agrees that this Agreement may be transferred or assigned by the Company to (a) any company resulting from any merger, consolidation or other reorganization to which the Company is a party or (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of its assets and business, and such transferee or assignee  shall succeed to the rights and obligations of the Company hereunder. Timmins shall not assign his rights or delegate his duties hereunder.

13.                               Waiver. No waiver of any of the provisions hereof shall be valid unless in writing, signed by the party against whom such claim or waiver is sought to be enforced, nor shall failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

14.                               Arbitration. Any controversies or claims arising out of or relating to this Agreement or the breach hereof shall be fully and finally settled by arbitration in Portland, Oregon in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment only may be entered on the arbitration award in the Multnomah County Circuit Court; provided, however, that Timmins shall be entitled to seek specific performance in such court of his right to be paid his Base Salary then in effect until the Date of Termination during the pendency of any dispute or controversy under this Agreement. The prevailing party shall be entitled to costs, expenses and reasonable attorneys’ fees. Arbitration shall be conducted in accordance with the provisions for expedited procedures of the Commercial Arbitration Rules.

15.                               Entire Agreement. This Agreement shall constitute the entire agreement between the Company and Timmins with respect to the subject matter herein and shall supersede all prior contracts or agreements between the Company and Timmins with respect to such subject matter, including without limitation the Employment Agreement dated as of August 1, 1995, as amended.

16.                               Amendment. No modification of any of the provisions hereof shall be binding upon either Timmins or the Company unless in writing, signed by the party against whom such modification is sought to be enforced.

17.                               Applicable Law. This Agreement shall be governed by the substantive laws of the State of Oregon, without regard to its conflicts of law provisions.

18.                               Severability. In the event that any provision of this Agreement shall be determined by any arbitrator or court  of competent jurisdiction to be unenforceable or otherwise invalid for any reason, including by not limited to the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, such provision shall be enforced and validated to the extent permitted by law, and the arbitrator or court  shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions.

19.                               Attorneys’ Fees. In the event any suit or action shall be instituted arising from or in connection with this Agreement, the prevailing party shall be entitled, in addition to court costs, to reasonable attorneys’ fees in the amount fixed by the trial judge or allowed by the appellate court in the event of any appeal.

20.                               Headings. The headings or titles in this Agreement are for the purpose of reference only and shall not in any way affect the interpretation or construction of this Agreement.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

TIMOTHY A. TIMMINS

Date

METRO ONE TELECOMMUNICATIONS, INC.

By:
William D. Rutherford
Chairman of the Board of Directors

Date